Exhibit 10.12

Lease Agreement

Lessor (hereinafter referred to as Party A): Zhejiang Alliance Crafts Co., Ltd.

Lessee (hereinafter referred to as Party B): Haodingduo (Zhejiang) Network Technology Co., Ltd.

In accordance with the “Contract Law of the People’s Republic of China,” the “Urban Real Estate Management Law of the People’s Republic of China,” and other relevant laws and regulations, and based on the principles of equality, voluntariness, and mutual agreement, Party A and Party B have reached the following agreement on the lease of the premises:

Article 1: Basic Information of the Premises

The premises (hereinafter referred to as the “Premises”) leased by Party A is located on The 3rd floor, Building 1, Zone B, Xinke Road E21-E22, Choujiang Street, Yiwu City, with a floor area of 886.79 square meters.

Article 2: Purpose of the Premises

The Premises are to be used for office purposes. Unless otherwise agreed by both parties, Party B shall not change the purpose of the Premises.

Article 3: Lease Term

The lease term is from January 1, 2025, to December 31, 2025.

Article 4: Rent

The rent for the Premises is zero, and the Premises are to be used for co-working free of charge. During the lease term, if there are changes in the market or business conditions, both parties may negotiate and adjust the rent accordingly. Apart from this, Party A shall not adjust the rent for any reason.

Article 5: Payment Method

Party B may use the Premises upon the effective date of this contract. The payment method is [zero payment]. Party B shall deliver the equivalent rent to Party A.

Article 6: Delivery of the Premises

Party A shall deliver the Premises to Party B on the effective date of this contract.

Article 7: Party A’s Warranty of Ownership

Party A warrants that there are no ownership disputes over the Premises. Except as otherwise agreed in supplementary agreements, all matters related to mortgages, debts, taxes, and rents have been settled by Party A before leasing the Premises. If any of the aforementioned matters remain unresolved after the lease, Party A shall bear full responsibility and compensate Party B for any economic losses incurred.

Article 8: Maintenance Responsibilities

During the lease term, Party A shall inspect and repair the Premises and its attached facilities every three years, and Party B shall actively assist and not obstruct the construction. The cost of major repairs shall be borne by Party A, while the cost of routine maintenance shall also be borne by Party A. If the Premises or its connected equipment are damaged due to improper use by Party B, Party B shall bear the responsibility and compensate for the losses.

During the lease term, Party B shall comply with local regulations regarding fire safety, environmental management, comprehensive governance, and security, and shall bear full responsibility and accept Party A’s supervision and inspection.

Article 9: Agreement on Renovation and Structural Changes

Party B shall not damage the facilities of the Premises without permission. If Party B needs to change the internal structure or decoration of the Premises or install equipment that affects the structure of the Premises, Party B must obtain written consent from Party A, and the investment shall be borne by Party B. Upon termination of the lease, unless otherwise agreed, Party A has the right to require Party B to restore the Premises to its original condition or pay for the restoration costs.

Article 10: Expenses During the Lease Term

During the lease term, the following expenses shall be paid by Party A, and Party A shall bear the liability for delayed payment:

1.	Water and electricity fees;

2.	Gas fees;

3.	Telephone fees;

4.	Property management fees.

During the lease term, if any government department levies fees not listed in this contract but related to the use of the Premises, such fees shall be paid by Party B.

Article 11: End of Lease Term

Upon the expiration of the lease term, this contract shall terminate, and Party B shall return the Premises to Party A. If Party B wishes to continue the lease, Party B shall submit a written request to Party A one month in advance. Party A shall provide a formal written response to Party B within one month before the expiration of the contract. If Party A agrees to continue the lease, a new lease agreement shall be signed.

Article 12: Termination of the Contract Due to Party B’s Responsibility

If Party B commits any of the following acts, Party A may terminate the contract and reclaim the Premises. Party B shall be responsible for compensating Party A for any losses incurred:

1.	Subleasing the leased Premises without authorization;

2.	Transferring, lending, or exchanging the use of the leased Premises without authorization;

3.	Unauthorized alteration of the structure or change of the purpose of the leased Premises;

4.	Using the leased Premises for illegal activities;

5.	Intentionally damaging the leased Premises.

Article 13: Early Termination of the Contract

During the lease term, if either party wishes to terminate the contract, they must provide a written notice to the other party one month in advance. Both parties shall negotiate and sign a termination agreement. Before the termination agreement is signed, this contract shall remain valid. If Party A must terminate the contract due to national construction, force majeure, or circumstances specified in Article 10 of this contract, Party A shall generally provide a written notice to Party B one month in advance. Party A shall not compensate Party B for any economic losses.

Article 14: Liability for Breach of Contract

During the lease term, both parties must abide by the contract. Any party that violates the terms of this contract shall bear the corresponding liability.

Article 15: Force Majeure

If the Premises are damaged or losses are incurred due to force majeure, neither party shall be held responsible.

Article 16: Other Provisions

Matters not covered in this contract shall be discussed and agreed upon by Party A and Party B, and a supplementary agreement shall be signed. If there is any inconsistency between the supplementary agreement and this contract, the supplementary agreement shall prevail.

Article 17: Validity of the Contract

The annexes to this contract are an integral part of this contract. The handwritten text in the blanks of this contract and its annexes has the same legal effect as the printed text. Matters not covered in this contract, its annexes, and supplementary agreements shall be governed by the relevant laws and regulations of the People’s Republic of China.

Article 18: Dispute Resolution

Any disputes arising from the performance of this contract shall be resolved through negotiation between Party A and Party B. If no agreement can be reached, both parties agree to submit the dispute to the People’s Court for arbitration. The arbitration award shall be final and binding on both parties.

Party A: Zhejiang Alliance Crafts Co., Ltd.

[Company Seal Affixed Here]

Date: January 1, 2025

Party B: Haodingduo (Zhejiang) Network Technology Co., Ltd.

[Company Seal Affixed Here]

Date: January 1, 2025

4